Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Relations Contact:
Jeremy D. King	Dana Nolan
205-264-4551	205-264-7040

Regions News Online: regions.doingmoretoday.com

Regions News on Twitter: @RegionsNews

Regions Financial Corp. Announces Redemption of Notes

Company is sending redemption notices to holders of its 3.800% Senior Notes due Aug. 14, 2023.

BIRMINGHAM, Ala. – Aug. 12, 2021 – On Aug. 12, 2021, Regions Financial Corporation (“Regions”) is sending redemption notices to the holders of its 3.800% Senior Notes due Aug. 14, 2023 (the “Notes”), which will result in the redemption on Aug. 23, 2021 (the “Redemption Date”), of the Notes pursuant to the terms of the Indenture, dated as of Aug. 8, 2005, between Regions, as issuer, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture, dated as of Aug. 13, 2018, between Regions and the Trustee (together, the “Indenture”). The Notes will be redeemed at an aggregate redemption price calculated as provided in the Indenture. Holders will also receive accrued interest thereon to the Redemption Date.

About Regions Financial Corporation

Regions Financial Corporation (NYSE:RF), with $156 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, and mortgage products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates more than 1,300 banking offices and approximately 2,000 ATMs. Regions Bank is an Equal Housing Lender and Member FDIC. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the redemption of the Notes. These statements are based upon Regions’ current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Regions’ control). Additional information regarding Regions’ use of “forward-looking statements” can be found under the caption “Forward-Looking Statements” beginning on page 7 of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020. Actual results may differ, possibly materially, from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the risk factors and other uncertainties set forth under “Risk Factors” beginning on page 21 of Regions’ Annual Report on Form 10-K for the year ended December 31, 2020.

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